TERAGLOBAL COMMUNICATIONS, CORP.
CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF
SERIES A CONVERTIBLE PREFERRED STOCK

Pursuant to Section 151 of the Delaware General Corporation Law

             TeraGlobal Communications Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify that, pursuant to the authority conferred on the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation and in accordance with Section 151 of the Delaware General Corporation Law, the Board of Directors of the Corporation adopted the following resolution establishing a series of 13 million shares of preferred stock of the Corporation designated as “Series A Convertible Preferred Stock”:

             RESOLVED, that pursuant to the authority conferred on the Board of Directors of this Corporation by the Certificate of Incorporation, as amended, a series of Preferred Stock of the Corporation is hereby established and created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

Series A Convertible Preferred Stock

                           Section 1.  Designation and Amount. There shall be a series of Preferred Stock designated as “Series A Convertible Preferred Stock” and the number of shares constituting such series shall be Thirteen Million (13,000,000).  Such series is referred to herein as the “Series A Preferred Stock” and shall have a par value of $.001 per share.  Such number of shares may be increased, decreased or eliminated by resolution of the Board of Directors of the Corporation or a duly-authorized committee thereof in compliance with the Delaware General Corporation Law stating that such increase or reduction has been authorized; provided, however, that no decrease shall reduce the number of shares of Series A Preferred Stock to less than the number of shares then issued and outstanding or agreed as of the date of this Certificate of Designations, Preferences and Rights to be issued and outstanding.

                           Section 2.  Certain Definitions.  For purposes hereof the following definitions shall apply:

                           “Board” shall mean the Board of Directors of the Corporation.

                           “Closing Bid Price” of any security, for each Trading Day, shall mean the price at which such security was last exchanged on the Stock Market during such Trading Day, or, if there were no transactions on such Trading Day, the average of the reported closing bid and asked prices, regular way, of such security on the relevant Stock Market on such Trading Day or if no closing bid price, the last sale price of such security, regular way.

                           “Common Stock” shall mean the Common Stock, $.001 par value, of the Corporation.

                           “Conversion Price” shall have the meaning assigned to such term in Section 7(b) hereof.

                           “Conversion Rate” shall have the meaning assigned to such term in Section 7(b) hereof.

                           “Convertible Securities” shall have the meaning assigned to such term in Section 7 (f) hereof.

                           “Corporation” shall mean TeraGlobal Communications Corp., a Delaware corporation.

                           “Event of Default” shall have the meaning assigned to such term in Section 10 hereof.

                           “Fair Market Value” of any asset (including any security) means the fair market value thereof as mutually determined by the Corporation and the holders of a majority of the Series A Preferred Stock then outstanding.  If the Corporation and the holders of a majority of the Series A Preferred Stock then outstanding are unable to reach agreement on any valuation matter, such valuation shall be submitted to and determined by a nationally recognized independent investment bank selected by the Board of Directors and the holders of a majority of the Series A Preferred Stock (or, if such selection cannot be agreed upon promptly, or in any event within ten days, then such valuation shall be made by a nationally recognized independent investment banking firm selected by the American Arbitration Association in New York City in accordance with its rules), the costs of which valuation shall be paid for by the Corporation.

                           “Initial Closing” shall mean the date of this Certificate of Designations, Preferences and Rights.

                           “Investment Amount” shall mean the lesser of $0.51 per share of Series A Preferred Stock or the Market Price on the closing date.

                           “Junior Stock” shall mean the Common Stock and any shares of any other series or class of preferred stock of the Corporation, whether presently outstanding or hereafter issued.

                           “Liquidation Amount” shall have the meaning ascribed to such term in Section 4(a) hereof.

                           “Majority” shall mean more than 50% of the shares of Series A Preferred Stock from time to time issued and outstanding.

                           “Market Price” of any security shall mean the average Closing Bid Price for the 20 consecutive Trading Days ending with the Trading Day prior to the date as of which the Market Price is being determined (with appropriate adjustments for subdivisions or combinations of shares effected during such period), provided that if the prices referred to in the definition of Closing Bid Price cannot be determined for such period, “Market Price” shall mean Fair Market Value as of 5:00 pm (New York City time) on the Trading Day prior to the date on which the Market Price is being determined.

                           “Redemption Date” shall have the meaning assigned to such term in Section 5(b) hereof.

                           “Redemption Price” shall have the meaning assigned to such term in Section 5(b) hereof.

                           “Redemption Notice” shall have the meaning assigned to such term in Section 5(c) hereof.

                           “Registered Holders” shall mean, at any time, the holders of record of the Series A Preferred Stock.

                           “Series A Preferred Stock” shall mean the Series A Convertible Preferred Stock of the Corporation.

                           “Series A Substantial Stockholder” shall mean each purchaser from the Corporation of  $1 million or more of Series A Preferred Stock, together with such purchaser’s successors and assigns.

                           “Stock Market” shall mean, with respect to any security, the principal national securities exchange on which such security is listed or admitted to trading or, if such security is not listed or admitted to trading on any national securities exchange, shall mean The Nasdaq National Market System (“NNM”) or The Nasdaq SmallCap Market (“SCM” and, together with NNM, “Nasdaq”) or, if such security is not quoted on Nasdaq, shall mean the OTC Bulletin Board or, if such security is not quoted on the OTC Bulletin Board, shall mean the over-the-counter market as furnished by any NASD member firm selected from time to time by the Corporation for that purpose.

                           “Subsidiary” shall mean any corporation, limited liability company or other entity, a majority of the voting stock or interest of which is, at the time as of which any determination is being made, owned by the Corporation either directly or through one or more Subsidiaries.

                           “Trading Day” shall mean a day on which the relevant Stock Market is open for the transaction of business.

                           Section 3.  Dividends.

                           (a) The holders of shares of Series A Preferred Stock shall be entitled to receive, as, when and if declared by the Board, out of assets legally available for that purpose, dividends or distribution in cash, stock or otherwise.  All dividends or distributions declared upon the Series A Preferred Stock shall be declared pro rata per share.

                           (b) The Series A Preferred Stock shall be entitled to cumulative dividends payable in cash at a rate of 10% per annum on the Investment Amount. Dividends shall be payable only when, as and if declared by the Board of Directors.  Accrued and unpaid dividends thereon shall be compounded semi-annually until paid. Upon conversion, liquidation, sale of the Corporation or redemption of the Series A Preferred Stock, accrued but unpaid dividends on the Series A Preferred Stock shall be payable in full in cash.

                           (c)  If and when the Corporation shall declare any dividend or distribution on any Junior Stock, the Corporation shall, concurrently with the declaration of such dividend or distribution on the Junior Stock, declare a like dividend or distribution, as the case may be, on the Series A Preferred Stock in an amount per share equal to (x) the amount of the dividend or distribution per share of Common Stock multiplied by (y) the number of shares of Common Stock into which one share of Series A Preferred Stock is then convertible.

                           (d)  No dividend or distribution, as the case may be, may be declared on any Junior Stock unless a dividend or distribution, as the case may be, is declared on the Series A Preferred Stock. Any dividend or distribution payable to the holders of the Series A Preferred Stock pursuant to this Section 3(d) shall be paid to such holders at the same time as the dividend or distribution on the Junior Stock by which it is measured is paid.  Notwithstanding the foregoing, the Corporation shall not declare any dividend or distribution on any Junior Stock unless and until a special dividend or distribution equal to the per share Liquidation Amount (subject to appropriate adjustment to reflect any stock split, combination, reclassification or reorganization of the Series A Preferred Stock) has been declared on the Series A Preferred Stock.

                           (e)         So long as any shares of the Series A Preferred Stock are outstanding, no dividends shall be declared or paid or set apart for payment on any Junior Stock, for any period unless all dividends have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof set apart for such payment, on the Series A Preferred Stock.

                           (f)  So long as any shares of the Series A Preferred Stock are outstanding, no other Junior Stock shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund or otherwise for the purchase or redemption of any shares of any such stock) by the Corporation unless the dividends, if any, accrued on all outstanding shares of the Series A Preferred Stock shall have been paid or set apart for payment.

                           Section 4.  Liquidation Rights of Series A Preferred Stock.

                           (a)  Liquidation Event and Liquidation Amount. In the event of any liquidation, or winding up of the Corporation (whether voluntary or involuntary) or any sale, exchange, conveyance or other disposition of all or substantially all of the assets of the Corporation or of the outstanding capital stock of the Corporation in which more than 50% of the voting power of the Corporation is disposed of (each a “Liquidation Event”), each holder of a share of Series A Preferred Stock, after provision for the Corporation’s debts and other liabilities, will be entitled to receive the Investment Amount per share, plus compounded accrued and unpaid dividends thereon prior to any distributions being made in respect of any Junior Stock (collectively, the “Liquidation Amount”).

                           (b)  Preference of Series A Preferred Stock. All shares of Series A Preferred Stock shall rank as to payment, upon the occurrence of a Liquidation Event, senior to the Junior Stock. If upon any Liquidation Event, whether voluntary or involuntary, the assets to be distributed to the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such shareholders of the full Liquidation Amount, then all of the assets of the Corporation to be distributed shall be so distributed ratably to the holders of the Series A Preferred Stock on the basis of the number of outstanding shares of Series A Preferred Stock held by such holders.

                           Section 5.  Redemption.

                           (a)  Restriction on Redemption and Purchase.  Except as expressly provided in this Section 5, the Corporation shall not have the right to purchase, call, redeem or otherwise acquire for value any or all of the Series A Preferred Stock.

                          (b)  Mandatory Redemption. The Series A Preferred Stock will be mandatorily redeemable at the election of the then holders of a Majority of the shares of Series A Preferred Stock, commencing on the third anniversary of the Initial Closing in equal installments over a period of three years upon not less than 30 days nor more than 60 days written notice at a redemption price (the “Redemption Price”) equal to the Liquidation Amount.  The date on which the Series A Preferred Stock is to be redeemed pursuant to this Section 5(b) is herein called the “Redemption Date.”

                           (c)  Redemption Notice.  The Corporation shall, not less than 30 days nor more than 60 days prior to the Redemption Date, give written notice (“Redemption Notice”) to each holder of record of Series A Preferred Stock to be redeemed.  The Redemption Notice shall state:

                                        (i)  that one-third of the outstanding shares of Series A Preferred Stock are to be redeemed and the total number of shares being redeemed;

                                        (ii)  the number of shares of Series A Preferred Stock held by the holder that the Corporation intends to redeem;

                                        (iii)  the Redemption Date and Redemption Price;

                                        (iv) that the holder’s right to convert the Series A Preferred Stock into shares of the Common Stock as provided in Section 7 hereof will terminate on the Redemption Date; and

                                        (v) the time, place and manner in which the holder is to surrender to the Corporation the certificate or certificates representing the shares of Series A Preferred Stock to be redeemed.

                           (d)  Payment of Redemption Price and Surrender of Stock.  On the Redemption Date, the Redemption Price of the Series A Preferred Stock scheduled to be redeemed or called for redemption shall be payable to the holders of the Series A Preferred Stock.  On or before the Redemption Date, each holder of Series A Preferred Stock to be redeemed, unless such holder has exercised its right to convert the shares as provided in Section 7 hereof, shall surrender the certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person or entity whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired.

                           (e)  Termination of Rights.  If the Redemption Notice is duly given, and, if at least 10 days prior to the Redemption Date, the Redemption Price is either paid or made available for payment through the arrangement specified in subsection (f) below, then notwithstanding that the certificates evidencing any of the shares of Series A Preferred Stock so called or scheduled for redemption have not been surrendered, all rights with respect to such shares shall forthwith after the Redemption Date cease and terminate, except only (i) the right of the holders to receive the Redemption Price without interest upon surrender of their certificates therefor or (ii) the right to receive shares of Common Stock upon exercise of the conversion rights provided in Section 7 hereof on or before the Redemption Date.

                           (f)  Deposit of Funds.  At least 10 days prior to the Redemption Date, the Corporation shall deposit with any bank or trust company in New York, New York, a sum equal to the aggregate Redemption Price of all shares of the Series A Preferred Stock scheduled to be redeemed or called for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust company to pay the Redemption Price to the respective holders upon the surrender of their share certificates.  The deposit shall constitute full payment for the shares of Series A Preferred Stock to the holders thereof, and from and after the date of such deposit (even if prior to the Redemption Date), the shares of Series A Preferred Stock shall be deemed to be redeemed and no longer outstanding, and the holders thereof shall cease to be stockholders with respect to such shares of Series A Preferred Stock and shall have no rights with respect thereto, except the right to receive from the bank or trust company payment of the Redemption Price of the shares of Series A Preferred Stock, without interest, upon surrender of their certificates therefor and the right to convert such shares of Series A Preferred Stock into shares of Common Stock as provided in Section 7 hereof.  Any monies so deposited and unclaimed at the end of one year from the Redemption Date shall be released or repaid to the Corporation, after which time the holders of shares of Series A Preferred Stock called for redemption shall be entitled to receive payment of the Redemption Price only from the Corporation.

                           Section 6.  Voting Rights.

                           (a)  Series A Preferred Stock.  Each holder of shares of Series A Preferred Stock shall be entitled to vote on all matters and, except as otherwise expressly provided herein, shall be entitled to the number of votes equal to the largest number of full shares of Common Stock into which the shares of Series A Preferred Stock of such holder could be converted, pursuant to the provisions of Section 7 hereof, at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken.

                           (b)  Voting Together.  Except as otherwise expressly provided herein or as required by law, the holders of Series A Preferred Stock and Common Stock shall vote together and not as separate classes.  The Corporation may not issue any additional shares of preferred stock which vote separately as a class with the Series A Preferred Stock.

                           (c)  Board Right.  For so long as at least 50% of the shares of Series A Preferred Stock remain outstanding, the holders of the Series A Preferred Stock shall vote as a separate class for the purpose of appointing a two of the six members to the Board of Directors.  Those two members shall have the right to ratify any appointment of an additional member, in the event that the size of the Board of Directors is increased to seven members.

                           (d)  Amendment of Certificate of Incorporation.  Any amendment to the Certificate of Incorporation of the Corporation that adversely affects the dividend rights, liquidation preference, Conversion Rate, conversion rights, redemption or voting rights with respect to the Series A Preferred Stock, or would alter or change any other powers, preferences or special rights of the Series A Preferred Stock, shall require the approval of the holders of a Majority of the Series A Preferred Stock.

                           (e)  Approval Rights.  For so long as at least 50% of the Series A Preferred Stock remains outstanding, the Corporation shall obtain approval of the holders of a Majority of the Preferred Stock prior to taking any of the following corporate actions:

                                        (A) approving any liquidation, dissolution, merger or sale of all or substantially all of the assets of the Corporation;

                                        (B) approving any recapitalization or restructuring of the Corporation’s outstanding shares of capital stock; or

                                        (C)  incurring from time to time or at any time any indebtedness, which in the aggregate, exceeds $250,000, excluding trade debt.

                           Section 7.  Conversion.  The Series A Preferred Stock shall be subject to the following conversion rights:

                           (a)  Holder’s Right to Convert.  Each share of Series A Preferred Stock shall be convertible, at any time at the option of the holder thereof, into validly issued, fully paid and nonassessable shares of Common Stock and such other securities and property as hereinafter provided.

                           (b)  Conversion Rate.  The initial conversion price per share of Common Stock shall be equal to the Investment Amount per share (the “Conversion Price”) and shall be subject to adjustment as provided in this Section 7.  The rate at which each share of Series A Preferred Stock is convertible at any time into Common Stock (the “Conversion Rate”) shall be determined by dividing the then existing Conversion Price into the Investment Amount per share.

                           (c)  Dividends Upon Conversion.  Upon conversion, all accrued and unpaid dividends (whether or not declared), if any, on the Series A Preferred Stock, including the Preferred Dividends described in Section 3(b) above, shall be paid in full.

                           (d)  Mechanics of Conversion.  Each holder of Series A Preferred Stock that desires to convert its shares of Series A Preferred Stock into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the number of shares of Series A Preferred Stock being converted.  Thereupon the Corporation shall promptly issue and deliver to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled, together with a cash adjustment of any fraction of a share as hereinafter provided.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Series A Preferred Stock to be converted, and the person or entity entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.  In the event that a notice to convert is given following a Redemption Notice and such redemption is not consummated on the terms described in such notice, then the conversion shall, at the option of the holder of the Series A Preferred Stock who tendered for conversion, be voidable and such holder shall have the right to maintain ownership of the shares of Series A Preferred Stock tendered for conversion.

                           (e)  Automatic Conversion. After the fifth anniversary of the date of this Certificate of Designations, Preferences and Rights, if at any time the closing bid price for the Corporation’s Common Stock exceeds $10.00 per share for 20 consecutive Trading Days, each share of the outstanding Series A Preferred Stock, subject to adjustments as hereinafter provided and together with accrued and unpaid interest, will automatically convert to shares of the Corporation’s Common Stock at the Conversion Rate.  In the event of an automatic conversion, the outstanding shares of Series A Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder thereof notifies the Corporation or its transfer agent that such certificates have been lost, stolen, mutilated or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.  Upon the occurrence of such automatic conversion of the Series A Preferred Stock, the holders of Series A Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Series A Preferred Stock.  Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series A Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.

                           (f)         Adjustment of Conversion Rate and Conversion Price.

                                        (i)          Except as otherwise provided herein, in the event the Corporation shall, at any time or from time to time after the date hereof, (A) without the consent of the holders of a Majority of the shares of Series A Preferred Stock, sell or issue any shares of Common Stock for a consideration per share less than the Conversion Price in effect on the date of such sale or issuance, (B) issue any shares of Common Stock as a stock dividend to the holders of Common Stock, or (C) subdivide or combine the outstanding shares of Common Stock into a greater or lesser number of shares (any such sale, issuance, subdivision or combination being herein called a “Change of Shares”), then, and thereafter upon each further Change of Shares, the Conversion Price in effect immediately prior to such Change of Shares shall be changed to a price (rounded to the nearest cent) determined by multiplying the Conversion Price in effect immediately prior thereto by a fraction, the numerator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to the sale or issuance of such additional shares or such subdivision or combination and the number of shares of Common Stock which the aggregate consideration received (determined as provided in Subsection 7(f)(iv)(D)) for the issuance of such additional shares would purchase at the Conversion Price in effect on the date of such issuance, and the denominator of which shall be the number of shares of Common Stock outstanding immediately after the sale or issuance of such additional shares or such subdivision or combination.  Such adjustment shall be made successively whenever such an issuance is made.

                                        (ii)         If as of the first anniversary of the date of this Certificate of Designations, Preferences and Rights the Market Price is less than the Conversion Price, the Conversion Price shall be adjusted by multiplying the then existing Conversion Rate by a fraction, the numerator of which is the Market Price and the denominator of which is the Conversion Price.

                                        (iii)        After each adjustment of the Conversion Price pursuant to this Section 7(f), the Corporation shall promptly prepare a certificate signed by the Chairman or President, and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary, of the Corporation setting forth: (A) the Conversion Price as so adjusted, (B) the Conversion Rate corresponding to such Conversion and (C) a brief statement of the facts accounting for such adjustment.  The Corporation shall promptly file such certificate with the Transfer Agent and cause a brief summary thereof to be sent by ordinary first class mail to each registered holder of Series A Preferred Stock at his or her last address as it shall appear on the registry books of the Transfer Agent.  No failure to mail such notice nor any defect therein or in the mailing thereof shall affect the validity of such adjustment.  The affidavit of an officer of the Transfer Agent or the Secretary or an Assistant Secretary of the Corporation that such notice has been mailed shall, in the absence of fraud, be prima facie evidence of the facts stated therein.  The Transfer Agent may rely on the information in the certificate as true and correct and has no duty or obligation to independently verify the amounts or calculations set forth therein.

                                        (iv)       For purposes of Subsection 7(f)(i) hereof, the following provisions (A) to (D) shall also be applicable:

                                                     (A)       The number of shares of Common Stock deemed outstanding at any given time shall include all shares of capital stock convertible into, or exchangeable for, Common Stock (on an as converted basis) as well as all shares of Common Stock issuable upon the exercise of (1) any convertible debt, (2) warrants outstanding on the date hereof and (3) options outstanding on the date hereof.

                                                     (B)        No adjustment of the Conversion Price shall be made unless such adjustment would require an increase or decrease of at least $.01 in such price; provided that any adjustments which by reason of this Subparagraph (B) are not required to be made shall be carried forward and shall be made at the time of and together with the next subsequent adjustment which, together with adjustments so carried forward, shall require an increase or decrease of at least $.01 in the Conversion Price then in effect hereunder.

                                                     (C)        In case of the sale or other issuance by the Corporation (including as a component of a unit) of any rights or warrants to subscribe for or purchase, or any options for the purchase of, Common Stock or any securities convertible into or exchangeable for Common Stock (such securities convertible, exercisable or exchangeable into Common Stock being herein called “Convertible Securities”), and the consideration per share for which Common Stock is issuable upon the exercise of such rights, warrants or options or upon the conversion or exchange of such Convertible Securities (determined by dividing (x) the minimum aggregate consideration, as set forth in the instrument relating thereto without regard to any anti-dilution or similar provisions contained therein for a subsequent adjustment of such amount, payable to the Corporation upon the exercise of such rights, warrants or options, plus the consideration received by the Corporation for the issuance or sale of such rights, warrants or options, plus, in the case of such Convertible Securities, the minimum aggregate amount, as set forth in the instrument relating thereto without regard to any anti-dilution or similar provisions contained therein for a subsequent adjustment of such amount, of additional consideration, if any, other than such Convertible Securities, payable upon the conversion or exchange thereof, by (y) the total maximum number, as set forth in the instrument relating thereto without regard to any anti-dilution or similar provisions contained therein for a subsequent adjustment of such amount, of shares of Common Stock issuable upon the exercise of such rights, warrants or options or upon the conversion or exchange of such Convertible Securities issuable upon the exercise of such rights, warrants or options) is less than the Conversion Price, then such total maximum number of shares of Common Stock issuable upon the exercise of such rights, warrants or options or upon the conversion or exchange of such Convertible Securities (as of the date of the issuance or sale of such rights, warrants or options) shall be deemed to be “Common Stock” for purposes of Subsection 7(f)(i) and shall be deemed to have been sold for an amount equal to such consideration per share and shall cause an adjustment to be made in accordance with Subsection 7(f)(i).

                                                     (D)        In case of the sale of any shares of Common Stock, any Convertible Securities, any rights or warrants to subscribe for or purchase, or any options for the purchase of, Common Stock or Convertible Securities, the consideration received by the Corporation therefor shall be deemed to be the gross sales price therefor without deducting therefrom any expense paid or incurred by the Corporation or any underwriting discounts or commissions or concessions paid or allowed by the Corporation in connection therewith.  In the event that any securities shall be issued in connection with any other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated among the securities, then each of such securities shall be deemed to have been issued for such consideration as the Board of Directors of the Corporation determines in good faith.

                                        (v)        Notwithstanding any other provision hereof, no adjustment to the Conversion Price will be made:

                                                     (A)       upon the issuance of up to an aggregate of 2,000,000 options and shares issued from and after the date of this Certificate of Designations, Preferences and Rights pursuant to the Corporation’s Board-approved stock option and similar equity based plans or employee stock purchase plans; or

                                                     (B)        upon the issuance or sale of Common Stock or Convertible Securities pursuant to the exercise of any rights, options or warrants to receive, subscribe for or purchase, or any options for the purchase of, Common Stock or Convertible Securities, which rights, warrants or options were outstanding on the date of this Certificate of Designations, Preferences and Rights; or

                                                     (C)        upon the issuance or sale, from and after the date of this Certificate of Designations, Preferences and Rights, of Common Stock or common stock equivalents issued in respect of debt, the incurrence of which is not prohibited pursuant to (or is approved under) the restrictions contained in Section 6 (e) hereof, or equity issued in conjunction with Board-approved joint ventures, acquisitions, strategic partnerships and the like, which shall not exceed 1,500,000 shares of Common Stock on a fully diluted basis.

                           (g)        Prior Notice of Certain Events.  In case:

                                        (i)          the Corporation shall declare any dividend (or any other distribution); or

                                        (ii)         the Corporation shall authorize the granting to the holders of Common Stock of rights or warrants to subscribe for or purchase any shares of stock of any class or of any other rights or warrants; or

                                        (iii)        of any reclassification of Common Stock (other than a subdivision or combination of the outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value); or

                                        (iv)       of any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation shall be required, or of the sale or transfer of all or substantially all of the assets of the Corporation or of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or other property; or

                                        (v)        of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation; then the Corporation shall cause to be filed with the transfer agent for the Series A Preferred Stock, and shall cause to be mailed to the Registered Holders, at their last addresses as they shall appear upon the stock transfer books of the Corporation, at least 30 days prior to the applicable record date hereinafter specified, a notice stating (x) the date on which a record (if any) is to be taken for the purpose of such dividend, distribution or granting of rights or warrants or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, rights or warrants are to be determined and a description of the cash, securities or other property to be received by such holders upon such dividend, distribution or granting of rights or warrants or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up is expected to become effective, the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such exchange, dissolution, liquidation or winding up and the consideration, including securities or other property, to be received by such holders upon such exchange; provided, however, that no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the corporate action required to be specified in such notice.

                           (h)  Fractional Shares.  No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock.  In lieu of any fractional share or scrip to which the holder would otherwise be entitled, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to the same fraction of the Market Price as of the close of business on the day of conversion.

                           (i)  Reservation of Common Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock. The Corporation shall, from time to time, in accordance with the laws of the State of Delaware, to increase the authorized number of shares of Common Stock if at any time the number of shares of authorized, unissued and unreserved Common Stock shall not be sufficient to permit the conversion of all the then-outstanding shares of Series A Preferred Stock.

                           (j)  Notices.  Any notice or other communication given hereunder shall be deemed sufficient if in writing and sent by registered or certified mail, return receipt requested, or delivered by hand against written receipt therefor, addressed to: the Corporation at TeraGlobal Communications Corp., 9171 Towne Centre Drive, Suite 600, San Diego, California 92122, Attn: Chief Executive Officer, and to the holder at such holder’s address as appearing on the books of the Corporation.  Notices shall be deemed to have been given or delivered on the date of mailing, except notices of change of address, which shall be deemed to have been given or delivered when received.

                           (k)  Payment of Taxes.  The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock, including, without limitation, any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered.

                           Section 8.  Status of Acquired Shares.  Shares of Series A Preferred Stock received upon redemption, purchase, conversion or otherwise acquired by the Corporation will be retired and cancelled restored to the status of authorized but unissued shares of Preferred Stock, without designation as to class or series, and may thereafter be issued, but not as shares of Series A Preferred Stock.

                           Section 9.  Preemptive Rights. So long as at least 50% of the Series A Preferred Stock remains outstanding, each Series A Substantial Stockholder (and its permitted assigns) shall have the right to maintain its percentage ownership of shares of Common Stock (computed on a fully diluted basis), provided, however, that no pre-emptive right shall apply to the issuance of securities enumerated in Section 7 (f) (v) (A), (B) and (C).

                           Section 10.  Events of Default.  The following events shall constitute an “Event of Default”:

                           (i) failure to maintain a 1.25/1.00 ratio of current assets over current liabilities;

                           (ii) failure to make a required redemption payment; or

                           (iii) making any capital expenditures together with cash expenditures that exceed $1,000,000 per month during the year 2001, unless approved in advance by the holders of a Majority of the outstanding shares of Series A Preferred Stock.

             If an Event of Default shall occur, then the holders of a Majority of the outstanding shares of Series A Preferred Stock shall have the right to demand immediate redemption of all of the outstanding shares of Series A Preferred Stock at the Redemption Price.  Further, during the continuance of any Event of Default, a Majority of the holders of the Series A Preferred Stock shall have the right to elect a sufficient number of directors to constitute a majority of the members of the Board of Directors.

                           IN WITNESS WHEREOF, TeraGlobal Communications Corp. has caused its duly authorized representatives to sign this certificate on its behalf this 28th day of June, 2001.

TERAGLOBAL COMMUNICATIONS CORP.

By:	/s/ ROBERT E. RANDALL

Robert E. Randall, Chief Executive Officer

By:	/s/ JAMES A. MERCER III

James A. Mercer III, Secretary